UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 14, 2014

Griffin-American Healthcare REIT III, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-186073 (1933 Act)	46-1749436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 14, 2014, we through GAHC3 East Texas MOB Portfolio, LLC, our wholly owned subsidiary, entered into a Real Estate Purchase Agreement and Escrow Instructions, or the Purchase Agreement, with GSHS Enterprises Operating #1, Inc., Good Shepherd Heath System, Inc., Good Shepherd Enterprises, Inc., El Casa Orthopaedica, Inc., and Longview Casa Nueva, Inc., or collectively, the seller, unaffiliated third parties, and Central Title Company, as escrow agent, to purchase nine medical office buildings located in Longview and Marshall, Texas, or collectively the East Texas MOB Portfolio, for an aggregate purchase price of $69,278,400, plus closing costs.

The material terms of the Purchase Agreement provide for: (i) a due diligence period from the effective date of the Purchase Agreement until 5:00 p.m., Dallas, Texas time, on November 21, 2014; (ii) an initial deposit of $1,000,000 due within three business days after the latter of the effective date of the Purchase Agreement or the receipt of all Property Information, as defined in the Purchase Agreement and is non-refundable upon our delivery of an approval notice except in limited circumstances, such as seller’s breach of the Purchase Agreement or failure to meet a condition precedent or as otherwise provided for in the Purchase Agreement; (iii) a closing date to occur 15 days from and after the expiration of the due diligence period or December 5, 2014; (iv) a right to terminate the Purchase Agreement in our sole discretion at any time prior to or on the expiration of the due diligence period by providing seller a notice of disapproval and to recover the full amount of the deposit no later than one business day following the termination of the Purchase Agreement; (v) in the event that Seller is in default, the right for us to elect in our sole and absolute discretion to waive such failure and proceed to the Closing with no reduction in the purchase price, recover the full amount of the deposit and seek reimbursement from Seller of our incurred, out of pocket costs in conjunction with the Purchase Agreement, not to exceed $350,000, or terminate the Purchase Agreement in its entirety by notice to Seller to that effect, in which event the parties hereto shall have no further obligations hereunder, except those which survive the termination in the Purchase Agreement (vi) a provision whereby the representations and warranties of seller and us set forth in the Purchase Agreement are remade as of the closing date and shall be deemed to be merged into and waived by the instruments of closing and shall survive after the closing date for a period of six months. The Purchase Agreement also contains additional covenants, representations and warranties that are customary of real estate purchase and sale agreements.

We intend to finance the purchase of the East Texas MOB Portfolio from funds raised through our initial public offering. We also anticipate paying an acquisition fee of 2.25% of the aggregate purchase price of the East Texas MOB Portfolio to our advisor and its affiliates in connection with the acquisition of the property. The closing of the acquisition of the East Texas MOB Portfolio is expected to occur during the fourth quarter of 2014; however, no assurance can be provided that we will be able to purchase the property in the anticipated timeframe, or at all since the potential acquisition of the East Texas MOB Portfolio is subject to substantial conditions to closing.

The material terms of the agreement discussed above are qualified in their entirety by the Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1
Real Estate Purchase Agreement and Escrow Instructions by and between GSHS Enterprises Operating #1, Inc., Good Shepherd Heath System, Inc., Good Shepherd Enterprises, Inc., El Casa Orthopaedica, Inc., Longview Casa Nueva, Inc., GAHC3 East TX MOB Portfolio, LLC, and Central Title Company, dated November 14, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT III, Inc.

November 20, 2014	By:/s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1
Real Estate Purchase Agreement and Escrow Instructions by and between GSHS Enterprises Operating #1, Inc., Good Shepherd Heath System, Inc., Good Shepherd Enterprises, Inc., El Casa Orthopaedica, Inc., Longview Casa Nueva, Inc., GAHC3 East TX MOB Portfolio, LLC, and Central Title Company, dated November 14, 2014